Exhibit 99.1

(1) On June 5, 2009, HUGHES Telematics, Inc. (the "Company") granted shares of the Company's common stock to the reporting person under the 2009 Equity and
Incentive Plan (the "Plan") for no additional consideration.  Such shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the reporting person until they vest and become transferable.  All such shares vest and become transferable on June 5, 2012.

(2) On June 5, 2009, the Company granted an option to purchase shares of the
Company's common stock at the fair market value of such shares as of the date thereof to the reporting person under the Plan for no additional consideration.
The option to purchase the underlying shares vest and become exercisable as follows: (i) the option to purchase 50% of such shares vests and becomes exercisable on June 5, 2011, (ii) the option to purchase 25% of such shares vests and becomes exercisable on June 5, 2012 and (iii) the option to purchase
25% of such shares vests and becomes exercisable on June 5, 2013.